Exhibit 99.3

STOCK ORDER FORM PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS SEE REVERSE SIDE OF THIS FORM FOR ADDITIONAL INSTRUCTIONS
For Internal Use Only
BATCH #__________	ORDER #______________	CATEGORY#_________
Stock Information Center 506 US Hwy 130N, Cinnaminson, NJ 08077 QUESTIONS?Call us, toll-free, at 1-(000) 000-0000 10:00 a.m. to 4:00 p.m., Monday through Friday, except bank holidays	REC’D ___________	O _____________________	C ___________________

ORDER DEADLINE & DELIVERY: Stock Order Forms, properly completed and with full payment, must be received (not postmarked) by 12:00 noon, Eastern time, on __________ __, 2007. Stock Order Forms may be delivered by using the enclosed Order Reply Envelope, or by hand or overnight delivery to the Stock Information Center address at the top of this form. The Stock Information Center is located at our Cinnaminson office. You may NOT deliver this form to our main office. Please read important instructions on the reverse side as you complete this form. Faxes or copies of this form are not required to be accepted.

(1) Number of Shares	Price per Share	(2) Total Payment Due
X $10.00 =	$.00
Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 10,000 ($100,000). See Stock Order Form Instructions.
(3) Method of Payment – Check or Money Order	(4) Method of Payment – Deposit Account Withdrawal
Enclosed is a personal check, bank check or money order payable to Delanco Bancorp, Inc. in the amount of:
The undersigned authorizes withdrawal from the Delanco Federal Savings Bank deposit account(s) listed below. There will be no early withdrawal penalty applicable for funds authorized on this form. Funds designated for withdrawal must be available in the account(s) listed at the time this form is received. Delanco Federal Savings Bank’s IRA and deposit accounts with check-writing privileges (checking and money market) may NOT belisted for direct withdrawal below.

$.00	For Internal Use Only	Delanco Federal Savings Bank Deposit Account Number(s)	Withdrawal Amount(s)
$.00
$.00
Wire transfers will not be accepted. Checks and money orders will be cashed upon receipt. Delanco Federal Savings Bank line of credit checks may not be remitted as payment.	$.00
Total Withdrawal Amount	$.00

(5) Purchaser Information
Subscription Offering. Check the one box that applies, as of the earliest date, to the purchaser(s) listed in Section 7:	ACCOUNT INFORMATION - SUBSCRIPTION OFFERING

If you checked boxes (a), (b) or (c) under “Subscription Offering,” please provide the following information as of the eligibility date under which purchaser(s) listed in Section 7 below qualify in the Subscription Offering:

a.	Depositors who had accounts at Delanco Federal Savings Bank with aggregate balances of at least $50 as of the close of business on October 31, 2005;

b.	Depositors who had accounts at Delanco Federal Savings Bank with aggregate balances of at least $50 as of the close of business on December 31, 2006;

c.	Depositors as of the close of business on January 31, 2007, who were not eligible in a or b above and borrowers as of November 14,1994 whose loans continue to be outstanding at January 31, 2007.	Account Title (Name(s) on Account)	Delanco Federal Savings Bank Account No(s.)
Community Offering. If (a) through (c) above do not apply to the purchaser(s) listed in Section 7, check the box below:
d.	This order is placed in a Community Offering (please write your county of residence in Section 7).

NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED.

(6) Directors, Officers and their Associates
Check if you are a :	Director	Officer	Immediate family member residing in such person’s household, as defined on the reverse side of this form.

(7) Stock Registration The name(s) and address that you provide below will be reflected on your stock certificate and will be used for communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. If purchasing in the Subscription Offering (i.e., you checked box (a), (b) or (c) in Section 5 of this form), you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours.

First Name, Middle Initial, Last Name				Reporting SSN/Tax ID No.

First Name, Middle Initial, Last Name				SSN/Tax ID No.

Street				Daytime Phone Number (important)

City (important)	State	Zip	County (important)	Evening Phone Number (important)

(8) Form of Stock Ownership				FOR BROKER USE ONLY:
Individual	Joint Tenants	Tenants in Common	Uniform Transfer to Minors Act
(for reporting SSN, use Minor’s)
Corporation/Partnership		Other _________________________________________________		IRA	SSN of Beneficial Owner: __________-_______-__________

(9)
Acknowledgment and Signature I understand that this Stock Order Form, with full payment and properly executed, must be received by Delanco Bancorp, Inc. no later than 12:00 noon, Eastern time, on _________ __, 2007, otherwise, this Stock Order Form and all subscription rights will be void. I agree that after receipt by Delanco Bancorp, Inc., this Stock Order Form may not be modified or canceled without Delanco Bancorp, Inc.’s consent, and that if withdrawal from a deposit account has been authorized above, the amount will not otherwise be available for withdrawal by me. Federal Regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities to the account of another. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing solely for my own account, and there is no agreement or understanding regarding the sale or transfer of the shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that this security is not a deposit or savings account, is not federally insured, and is not guaranteed by Delanco MHC, Delanco Bancorp, Inc., Delanco Federal Savings Bank or by the federal government. If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision’s Northeast Regional Office at (201) 413-1000. I further certify that, before purchasing the common stock of Delanco Bancorp, Inc., I received the Prospectus dated ___________ __, 2007.

The Prospectus that I received contains disclosure concerning the nature of the common stock being offered by Delanco Bancorp, Inc. and describes, in the Risk Factors section beginning on page __ of the Prospectus, the risks involved in the investment in this common stock, including but not limited to the following:

1.	We have had low earnings in the last six months and full fiscal year, which have been supported by non-recurring gains.
2.	If we do not achieve profitability on our new branch, the new branch will hurt our earnings.
3.	Our increased emphasis on commercial lending may expose us to increased lending risks.
4.	The unseasoned nature of our commercial loan portfolio may expose us to increased lending risks.
5.	Rising interest rates may hurt our profits and asset values.
6.	A downturn in the local economy or a decline in real estate values could hurt our profits.
7.	Strong competition within our market area could hurt our profits and slow growth.
8.	We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
9.	Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.
10.
We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

11.	Our stock price may decline when trading commences.
12.	There may be a limited market for our common stock, which may adversely affect our stock price.
13.	Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.
14.	We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.
15.	Issuance of shares for benefit programs may dilute your ownership interest.
16.
Delanco MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

17.	Office of Thrift Supervision policy on remutualization transactions could prevent acquisition of Delanco Bancorp, which may adversely affect our stock price.
18.	Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

Nontransferable subscription rights pertain to those eligible to subscribe for shares in the Subscription Offering. Such rights expire at the end of the Subscription Offering period. Delanco Bancorp, Inc. will pursue any and all legal and equitable remedies in the event it becomes aware of the transfer of subscription rights and will not honor orders known to involve such transfer.

YOUR ORDER IS NOT VALID UNLESS SIGNED
ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE.

Signature (title, if applicable)	(Date)	Signature (title, if applicable)	(Date)
QUESTIONS? Call our Stock Information Center, toll-free, at 1-(000) 000-0000, Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time, except bank holidays.

Delanco Bancorp, Inc.
Stock Order Form Instructions
Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the Number of Shares for which you wish to subscribe and the Total Payment Due. Calculate the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by a person or group of persons exercising subscription rights through a single qualifying deposit or loan account held jointly, is 10,000 shares ($100,000). Further, no person, together with an associate or group of persons acting in concert, may purchase an aggregate of more than 15,000 shares ($150,000) of common stock, in all categories of the offering combined, including the Subscription Offering and any Community Offering. Please see the Prospectus section entitled “The Stock Offering” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.
Section (3) – Payment by Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order payable to Delanco Bancorp, Inc. These will be cashed immediately upon receipt; the funds remitted by personal check must be available within the accounts when your Stock Order Form is received. Indicate the amount remitted. Interest will be paid at Delanco Federal Savings Bank’s passbook savings rate until the offering is completed. You may not remit a Delanco Federal Savings Bank line of credit check, a third party check, or wires for this purchase.
Section (4) – Payment by Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Delanco Federal Savings Bank deposit account(s). Indicate the account number(s) and the amount(s) that you wish withdrawn. Funds designated for withdrawal must be available within the account(s) at the time this stock order form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you — they will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the applicable contractual deposit account rate, and account withdrawals will be made at the completion of the offering. There will be no early withdrawal penalty for withdrawal from a Delanco Federal Savings Bank certificate of deposit account. Note that you may NOT designate deposit accounts with check-writing privileges (checking and money market). Submit a check instead. Additionally, you may not designate individual retirement accounts for direct withdrawal. For guidance on using IRA funds for this purchase, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the _______ __, 2007 offering deadline.
Section (5) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 7 of this form. Purchase priorities are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked one of these boxes, list all account numbers that the purchaser(s) had ownership in as of the applicable eligibility date. Include all forms of account ownership (individual, joint, IRA, etc.) If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Box (d) refers to a Community Offering. Orders placed in the Subscription Offering will take preference over orders placed in a Community Offering. See “The Stock Offering” section of the Prospectus for further details about the Subscription Offering and Community Offering, and the method for allocating shares in the event of an oversubscription.
Section (6) – Directors, Officers & their Associates. Check the appropriate box if you are a Delanco Federal Savings Bank or Delanco Bancorp, Inc. director or officer or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director or officer.
Section (7) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to this order, including a stock certificate. Each Stock Order Form will generate one stock certificate. IMPORTANT: Subscription rights are non-transferable. If you checked box (a), (b) or (c) as a purchaser eligible in the Subscription Offering, you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax reporting purposes. Listing at least one phone number is important, in the event we need to contact you about this form. NOTE FOR NASD MEMBERS: If you are a member of the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with an NASD member, you may have additional reporting requirements. Please report this subscription in writing to the applicable NASD member within one day of payment thereof.
Section (8) – Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock certificates. Beneficiaries may not be named on stock registration. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.”, “Mrs.”, etc. Check the one box that applies.
Buying Stock Individually– Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the purchaser named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Joint Tenants– Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the transfer or sale of shares. To qualify in the Subscription Offering, all purchasers named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Tenants in Common– May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the transfer or sale of shares. To qualify in the Subscription Offering, all purchasers named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Buying Stock for a Minor– Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on either October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007. The standard abbreviation for custodian is “CUST”, while the Uniform Transfer to Minors Act is “UTMA”, followed by the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the NJ Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-NJ (list only the minor’s social security number).
Buying Stock for a Corporation/Partnership– On the first name line, indicate the name of the corporation or partnership and indicate that entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Buying Stock in a Trust/Fiduciary Capacity– Indicate the name of the fiduciary and the capacity under which they are acting (for example, “Executor”), or the name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Buying Stock in a Self-Directed IRA– (for trustee/broker use only) Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO JOHN SMITH IRA”). You can indicate an account number or other underlying information, and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock certificate. Indicate the Tax ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 7 of this form must have had an eligible deposit account at Delanco Federal Savings Bank on October 31, 2005, December 31, 2006 or January 31, 2007 or a loan on November 14, 1994 that remained outstanding as of January 31, 2007.
Section (9) – Acknowledgment and Signature. Sign and date this form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly, and completed all applicable shaded areas on this form. Only one signature is required, unless any account listed in Section 4 of this form requires more than one signature to authorize a withdrawal.
Please review the Prospectus carefully before making an investment decision. Deliver your completed Stock Order Form, with full payment or withdrawal authorization, so that it is received (not postmarked) by Delanco Bancorp, Inc. by 12:00 noon Eastern time, on ________ __, 2007. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, that do not include proper payment or required signature(s). A postage-paid order reply envelope has been included for your convenience. OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of this form.
QUESTIONS? Call our Stock Information Center, toll-free, at 1-(000) 000-0000, Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern time.